Exhibit 99.1

THE MARCUS CORPORATION REPORTS RECORD REVENUE, OPERATING INCOME AND NET EARNINGS FOR FOURTH QUARTER AND FISCAL 2017

Total assets cross $1 billion threshold for first time; Marcus Theatres® achieves a record fourth quarter and year, continues to outperform the industry

Milwaukee, February 22, 2018… The Marcus Corporation (NYSE: MCS) today reported results for the fourth quarter and fiscal year ended December 28, 2017.

Fourth Quarter Fiscal 2017 Highlights

•	Total revenues for the fourth quarter of fiscal 2017 were a record $158,167,000, a 14.0% increase from revenues of $138,747,000 for the fourth quarter of fiscal 2016.
•	Operating income for the fourth quarter of fiscal 2017 was a record $17,394,000, an 11.0% increase from operating income of $15,664,000 for the fourth quarter of fiscal 2016.
•	Net earnings attributable to The Marcus Corporation were a record $34,441,000 for the fourth quarter of fiscal 2017, a 294.0% increase from net earnings attributable to The Marcus Corporation of $8,742,000 for the fourth quarter of fiscal 2016.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $1.21 for the fourth quarter of fiscal 2017, a 290.3% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.31 for the fourth quarter of fiscal 2016.
•	Net earnings attributable to The Marcus Corporation for the fourth quarter of fiscal 2017 were favorably impacted by a one-time reduction of deferred income taxes of $21.2 million related to the future lower federal tax rate resulting from the December 22, 2017 signing of the Tax Cuts and Jobs Act of 2017. The one-time adjustment increased fiscal 2017 net earnings attributable to The Marcus Corporation by approximately $0.75 per diluted common share.

Fiscal 2017 Highlights

•	Total revenues were a record $622,714,000 for fiscal 2017, a 14.5% increase from revenues of $543,864,000 for fiscal 2016.
•	Operating income was a record $75,595,000 for fiscal 2017, an 8.1% increase from operating income of $69,954,000 for fiscal 2016.
•	Net earnings attributable to The Marcus Corporation were $64,996,000 for fiscal 2017, a 71.5% increase from net earnings attributable to The Marcus Corporation of $37,902,000 for fiscal 2016.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $2.29 for fiscal 2017, a 68.4% increase from net earnings per diluted common share attributable to The Marcus Corporation of $1.36 for fiscal 2016.
•	Net earnings attributable to The Marcus Corporation for fiscal 2017 were favorably impacted by the one-time reduction of deferred income taxes described above.

“Strong contributions from both divisions resulted in record revenues, operating income and net earnings for both the fourth quarter and full year 2017,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. “Our company obviously benefited from the one-time income tax adjustment during the fourth quarter, but it is important to note that our net earnings for the fourth quarter and full year 2017 were still an all-time record even without the benefit of the tax adjustment. Moreover, we achieved another important milestone, with total assets crossing over the $1.0 billion threshold for the first time. Marcus Theatres continued to outperform the industry and achieved record revenues and operating income for the fourth quarter and the year. Marcus Hotels & Resorts also outperformed its competitive set, with increased revenues for both periods and increased operating income during the fourth quarter. Long term, we expect the impact from the tax reform legislation to be meaningful for the company by reducing our effective tax rate and freeing up additional cash to invest in our businesses, associates, shareholders and community.”

Marcus Theatres®

Revenues for Marcus Theatres increased 19.0% for the fourth quarter and 22.3% for fiscal 2017, while operating income was up 8.0% in the fourth quarter and 11.9% for fiscal 2017. On a comparable theatre basis, the division outperformed national box office revenues by 5.2 percentage points in the fourth quarter and 1.6 percentage points for the full year, according to Rentrak.

“As expected, the holiday film slate proved to be very strong for Marcus Theatres. Rebounding from a weak summer movie season, the fourth quarter of fiscal 2017 was the division’s best fourth quarter ever, helping to drive record results for the full year. This was on top of our previous record performance in fiscal 2016,” said Marcus.

During 2017, Marcus Theatres opened two new theatres, including our first BistroPlexSM dining and movie concept, and added DreamLoungerSM recliner seating to 15 additional theatres, including six Marcus Wehrenberg locations. Additional DreamLounger conversions are currently under construction at three existing locations, including two more Marcus Wehrenberg theatres, with more conversions planned for 2018. The division opened two new UltraScreen DLX® auditoriums, two SuperScreen DLX® auditoriums and converted 16 additional screens to SuperScreen DLX auditoriums in 2017. New Take FiveSM Lounge, Zaffiro’s® Express and Reel Sizzle® locations were also added to multiple theatres during the year.

“Our record results in 2017 were a direct result of the investments we continue to make in our theatres, including our DreamLounger recliners, premium large-format auditoriums and variety of food and beverage concepts. In addition, our innovative pricing strategies and Magical Movie RewardsSM loyalty program, now with nearly 2.6 million members, set Marcus Theatres apart as the premier destination for an exceptional moviegoing experience,” said Rolando B. Rodriquez, chairman, president and chief executive officer of Marcus Theatres. “Our strong team and focused execution, coupled with innovative concepts and marketing programs, continue to delight our guests, drive strong results and enable us to outperform the industry.”

The five top-performing films for Marcus Theatres in the fourth quarter were Star Wars: The Last Jedi, Thor: Ragnarok, Justice League, Wonder and Coco. For the full year 2017, the five top-performing movies were Star Wars: The Last Jedi, Beauty and the Beast, Guardian of the Galaxy Vol. 2, It and Wonder Woman.

“The first quarter is off to a good start. Popular films including Star Wars: The Last Jedi, Jumanji: Welcome to the Jungle and The Greatest Showman have carried over from the fourth quarter, and new films such as Fifty Shades Freed and this past week’s huge blockbuster, Black Panther, have been well received. A number of additional films, including Red Sparrow, A Wrinkle in Time and Tomb Raider will open in the next few weeks and are also expected to perform well,” said Rodriguez.

Marcus® Hotels & Resorts

Marcus Hotels & Resorts’ revenue per available room (RevPAR) for comparable company-owned properties increased 2.7% in the fourth quarter, outperforming both the industry and the division’s competitive set in its markets. For the full year, RevPAR increased 0.9%, outperforming our competitive set by nearly four percentage points. An increased average daily rate was the primary contributor to our fourth quarter RevPAR growth, with results also benefiting from guest bookings at the 29 new all-season villas that opened at the Grand Geneva Resort & Spa in May. Stronger group sales helped to drive increased operating income in the fourth quarter as well.

Early in the fourth quarter of fiscal 2017, Marcus Hotels & Resorts ceased management of The Westin® Atlanta Perimeter North in Atlanta, Ga. and sold its 11% minority ownership interest in the property for a substantial gain, which favorably impacted fiscal 2017 fourth quarter net earnings. During 2017, the company celebrated the opening of the Omaha Marriott Downtown at the Capitol District in Omaha, Nebraska, a new property where Marcus Hotels & Resorts is a minority investor and property manager, began management of the Sheraton Chapel Hill in Chapel Hill, North Carolina, and opened SafeHouse® Chicago, an experiential, spy-themed restaurant in the River North neighborhood.

Numerous Marcus Hotels & Resorts hotels and restaurants were recognized by prestigious organizations for their commitment to excellence in 2017. Among the recognitions include four properties being recognized as top hotels in Condé Nast Traveler’s 30th annual Readers’ Choice Awards, and 23 hotels and restaurants receiving the TripAdvisor® 2017 Certificate of Excellence.

“In 2017, we continued to deliver memorable experiences for our guests, while maintaining our focus on improving operating efficiency. Our growth strategy includes pursuing strategic opportunities to enhance our existing properties while also adding new management contracts to our portfolio. We were thrilled to kick off 2018 by announcing our plans to rebrand the InterContinental Milwaukee into a creatively bold independent arts hotel, and to assume management of The Murieta Inn & Spa in Rancho Murieta, California. We look forward to adding additional management contracts as the year progresses,” said Marcus.

Return of Capital to Shareholders

“Yesterday, we announced a 20% increase in the cash dividend rate, our fourth dividend increase in the last three years. Our strong balance sheet gives us the ability to return capital to shareholders, while at the same time continuing to invest in our two businesses and pursue potential growth opportunities,” said Douglas A. Neis, chief financial officer and treasurer of The Marcus Corporation.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Thursday, February 22, 2018, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the fourth quarter results. Interested parties may listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-574-990-3059 and entering the passcode 7487235. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, March 1, 2018, by dialing 1-855-859-2056 and entering passcode 7487235. The webcast will be archived on the company’s website until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 895 screens at 69 locations in eight states. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 19 hotels, resorts and other properties in nine states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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    THE MARCUS CORPORATION

    Consolidated Statements of Earnings

    (Unaudited)

    (in thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	Dec. 28,	Dec. 29,	Dec. 28,	Dec. 29,
	2017	2016	2017	2016
Revenues:
Theatre admissions	$60,869	$48,985	$227,091	$186,768
Rooms	24,032	23,183	106,876	105,167
Theatre concessions	39,624	32,331	148,989	120,975
Food and beverage	18,140	16,767	70,627	67,551
Other revenues	15,502	17,481	69,131	63,403
Total revenues	158,167	138,747	622,714	543,864

Costs and expenses:
Theatre operations	51,426	42,681	197,270	160,729
Rooms	10,169	9,804	40,286	40,213
Theatre concessions	12,968	7,967	43,634	32,407
Food and beverage	15,282	13,729	59,375	55,526
Advertising and marketing	6,080	5,549	23,960	21,582
Administrative	17,012	17,982	68,666	63,620
Depreciation and amortization	14,175	10,807	51,719	41,832
Rent	2,151	2,107	11,869	8,384
Property taxes	4,240	3,951	18,815	16,257
Other operating expenses	7,270	8,506	31,525	33,360
Total costs and expenses	140,773	123,083	547,119	473,910

Operating income	17,394	15,664	75,595	69,954

Other income (expense):
Investment income	359	273	588	298
Interest expense	(2,646)	(2,183)	(12,100)	(9,176)
Gain (loss) on disposition of property, equipment and other assets	4,401	(366)	3,981	(844)
Equity earnings (losses) from unconsolidated joint ventures, net	(29)	31	46	301
	2,085	(2,245)	(7,485)	(9,421)

Earnings before income taxes	19,479	13,419	68,110	60,533
Income taxes (benefit)	(14,946)	4,758	3,625	22,994
Net earnings	34,425	8,661	64,485	37,539
Net loss attributable to noncontrolling interests	(16)	(81)	(511)	(363)
Net earnings attributable to The Marcus Corporation	$34,441	$8,742	$64,996	$37,902

Net earnings per common share attributable to
The Marcus Corporation - diluted	$1.21	$0.31	$2.29	$1.36

Weighted average shares outstanding - diluted	28,385	28,235	28,393	27,957

    THE MARCUS CORPORATION

    Condensed Consolidated Balance Sheets

    (In thousands)

	(Unaudited)	(Audited)
	December 28,	December 29,
	2017	2016

Assets:

Cash, cash equivalents and restricted cash	$20,747	$8,705
Accounts and notes receivable	27,230	14,761
Refundable income taxes	15,335	1,672
Other current assets	13,409	11,005
Property and equipment, net	860,064	789,198
Other assets	81,012	85,925

Total Assets	$1,017,797	$911,266

Liabilities and Shareholders' Equity:

Accounts payable	$51,541	$31,206
Taxes other than income taxes	19,638	17,261
Other current liabilities	68,918	63,568
Current portion of capital lease obligation	7,570	6,598
Current maturities of long-term debt	12,016	12,040
Capital lease obligation	28,282	26,106
Long-term debt	289,813	271,343
Deferred income taxes	38,233	46,433
Deferred compensation and other	56,662	45,064
Equity	445,124	391,647

Total Liabilities and Shareholders' Equity	$1,017,797	$911,266

THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/Resorts	Corporate Items	Total
13 Weeks Ended December 28, 2017
Revenues	$106,314	$51,728	$125	$158,167
Operating income (loss)	21,838	55	(4,499)	17,394
Depreciation and amortization	9,448	4,642	85	14,175

13 Weeks Ended December 29, 2016
Revenues	$89,328	$49,291	$128	$138,747
Operating income (loss)	20,224	(469)	(4,091)	15,664
Depreciation and amortization	6,395	4,313	99	10,807

52 Weeks Ended December 28, 2017
Revenues	$401,291	$220,866	$557	$622,714
Operating income (loss)	80,319	12,748	(17,472)	75,595
Depreciation and amortization	33,448	17,912	359	51,719

52 Weeks Ended December 29, 2016
Revenues	$328,165	$215,171	$528	$543,864
Operating income (loss)	71,754	14,604	(16,404)	69,954
Depreciation and amortization	24,570	16,895	367	41,832

Corporate items include amounts not allocable to the business segments.  Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.  Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.